Exhibit 10.6.2

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (“Amendment”) is entered into on July 25, 2006 between Gannett Co., Inc., a Delaware corporation (“Gannett”), and Douglas H. McCorkindale (“McCorkindale”).

This Amendment amends an Employment Agreement (“Agreement”) between the parties dated July 21, 2003, as amended as of June 30, 2005.

Gannett and McCorkindale agree to supplement and amend the Agreement, effective as of June 30, 2006, as follows:

1. The parties intend the Agreement to be governed by and subject to the requirements of Section 409A of the Internal Revenue Code. If any provision of the Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Therefore, to comply with Section 409A, certain of Mr. McCorkindale’s retirement benefits described in Section 9(b) of the Agreement will be delayed or paid for by Mr. McCorkindale during the period of July 1, 2006 through and including December 31, 2006. After the expiration of this six-month period following his retirement, Mr. McCorkindale will be reimbursed for payments made by him for such benefits during this period. All other retirement benefits to be provided to Mr. McCorkindale that were earned and vested as of December 31, 2004 will be treated as “grandfathered” under Section 409A and will not be subject to delay during the six-month post-retirement period.

2. The second sentence of the fifth bullet paragraph of Section 9(b) is deleted and replaced by the following: “Gannett will make available to him this sum of $150,000, in annual increments of $50,000 over three years beginning in 2007, for his use in acquiring other benefits in addition to those benefits otherwise provided to him under this Agreement or by other Gannett benefit policies covering him.”

3. Except as expressly amended hereby, all terms, covenants and conditions of the Agreement shall remain in full force and effect. This Amendment contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior such agreements. No amendment or modification of this Amendment shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or conditions of this Amendment shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first set forth above.

GANNETT CO., INC.

By:	/s/ Craig A. Dubow
Craig A. Dubow
Chairman, President & CEO

/s/ Douglas H. McCorkindale
Douglas H. McCorkindale

Agreed on behalf of the

Executive Compensation Committee

By:	/s/ James A. Johnson
James A. Johnson
Chairman of the Committee